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                                                                  Exhibit 10-c-1

                                  NORDSON CORPORATION

                           RESOLUTION AMENDING 1982 INCENTIVE
                        STOCK OPTION PLAN TO PROVIDE FOR OPTIONS
                            EXERCISABLE IN INSTALLMENTS AND
                                    GRANTING OPTIONS

                                     April 20, 1982



                  RESOLVED, that the third sentence in Section 7 of the Company's 1982 Incentive Stock Option Plan (the "Plan") be, and hereby is, deleted and the following sentence inserted in its place:

           Thereafter, each option shall become exercisable at such time or times, wholly or in such installments, as the Committee may determine at the time of grant.

                  RESOLVED FURTHER, that incentive stock options be, and hereby are, granted under the Plan to the persons named, and for the respective numbers of shares, indicated on the list attached to this resolution, with a term of five years ending at the close of business on April 19, 1987, exercisable in cumulative installments of 25% per year beginning on April 20, 1983, at an option price of $20.75 per share.

                  RESOLVED FURTHER, that pursuant to Section 10 of the Plan, this Board hereby determined that the option price may be paid in cash, by delivery of Common Shares of the Company, or partly in cash and partly by delivery of Common Shares.